Exhibit 99

Freddie Mac
8200 Jones Branch Drive
McLean, VA 22102-3110

September 28, 2012

VIA OVERNIGHT DELIVERY
AND E-MAIL

Curt Culver	Curt Culver
Chairman and CEO	Chairman and CEO
MGIC Indemnity Corporation	Mortgage Guaranty Insurance Corporation
250 East Kilbourn Avenue	250 East Kilbourn Avenue
Milwaukee, WI 53202	Milwaukee, WI 53202

Re: Mortgage Guaranty Insurance Corporation (“MGIC”) and MGIC Indemnity Corporation (“MIC”)

Dear Mr. Culver:

This letter amends Freddie Mac’s letter to you dated August 1, 2012, a copy of which is attached hereto as Exhibit B (the “August Letter”) in which Freddie Mac temporarily extended our authorization for MGIC’s use of MIC to write business in seven states in addition to those permitted by Freddie Mac’s January 23, 2012 letter attached hereto as Exhibit A (the “January Letter”), subject to certain conditions. By this letter, Freddie Mac amends the conditional authorization of MGIC’s use of MIC issued in the August Letter and January Letters to (i) reduce the amount of the required capital contribution by MGIC Investment Corporation (the “HC”) to MGIC from $200 million to $100 million; (ii) to extend the date by which the contribution must be made from September 30, 2012 to December 1, 2012; (ii) extend the date through which MGIC is conditionally approved to write business using its subsidiary MGIC Indemnity Corporation (“MIC”) as a “Limited Insurer”, as defined in the January Letter, to December 31, 2013; and to extend the authorization to use MIC as a Limited Insurer to sixteen states without obtaining Freddie Mac’s prior approval, subject to all terms and conditions herein.

In accordance with the foregoing, the August Letter is hereby amended in its entirety to read as follows:

Freddie Mac will temporarily authorize MGIC to use its subsidiary MIC to write new insurance business, as a Limited Insurer, as defined in the January Letter, without the prior approval of Freddie Mac in the jurisdictions of Arizona, New York, Kentucky, Illinois, Iowa, Missouri, Kansas, Idaho, North Carolina, California, Florida, New Jersey, Puerto Rico, Ohio, Oregon, Texas, subject to all terms and conditions of the January Letter and this letter, through December 31, 2013, subject to following the terms and conditions. For the avoidance of doubt and consistent with the definition of Limited Insurer, MGIC must continue to diligently and in good faith pursue and maintain waivers of the applicable risk-to-capital (“RTC”) and/or minimum policyholder position (“MPP”) in each jurisdiction imposing such requirements and, only if unsuccessful in doing so and therefore prohibited from writing new business in one of these sixteen jurisdictions, to use MIC to write new business in there.

1.	The HC, as defined in the January Letter, must contribute $100 million in cash and cash equivalents to MGIC by December 1, 2012;

2.	Settlement discussions regarding resolution of the pool policy dispute currently the subject of litigation between MGIC and Freddie Mac must reach agreement as to substantially all terms by October 31, 2012;

3.	OCI, as defined in the January Letter, must provide to Freddie Mac no later than December 31, 2012, written confirmation that the capital of MIC will be available to MGIC for the uninterrupted payment of claims in full by MGIC of all policyholder obligations without segregation of those obligations. Specifically and without limiting the generality of the foregoing, OCI confirms that it will not (i) deny any request by MIC to make dividend payments to MGIC, whether on an ordinary or extraordinary basis and/or (ii) prohibit MIC’s satisfaction of a demand for payment by either MGIC, Freddie Mac or any other policyholder;

4.	MGIC, the HC and MIC must continue to comply with all terms and conditions of the January Letter and this letter; and

5.	Except as specifically amended herein, all terms and conditions of the January Letter remain in full force and effect.

MGIC, the HC and MIC must continue to comply with all terms and conditions of the January Letter, the August Letter and this letter.

Except as specifically amended herein, all terms and conditions of the January Letter and the August Letter remain in full force and effect.

Nothing contained in this letter constitutes a waiver by Freddie Mac of its right to determine in its sole discretion the initial or continued eligibility, or any condition imposed thereon, of any entity for approved insurer status under Freddie Mac’s Private Mortgage Insurer Eligibility Requirements (“ERs”) as amended from time to time.

Freddie Mac reserves the right to withdraw this letter, the August Letter and/or the January Letter and any approval granted pursuant to any and each of them, at any time. Freddie Mac reserves all rights to discontinue or restrict approved insurer status as it deems necessary, including without limitation to take the same adverse action against both entities in accordance with the provisions of paragraph 14 of the January Letter, in its sole discretion. As stated in Freddie Mac’s ERs, Freddie Mac reserves the right to modify the terms of those requirements, at any time without notice.

Sincerely,

/s/ Gina Healy
Gina Healy
Vice President, Special Asset Workout, Mortgage Insurance

Cc: Donald Layton
Paige Wisdom Robert Izzo
Deborah Phillips
Stephen Murphy
Jeffrey Spohn
Chris Dickerson
Bradley Martin
Enclosure:	Exhibit A: Exhibit B:	The January Letter * The August Letter **

*	For a copy of this enclosure, refer to Exhibit 99.4 to our Form 8-K filed with the SEC on January 24, 2012.

**	For a copy of this enclosure, refer to Exhibit 99.2 to our Form 8-K filed with the SEC on August 2, 2012.